OFFICE\OFFICE\html.dot">

SIXTH AMENDMENT

TO

MORTGAGE LOAN WAREHOUSING AGREEMENT

THIS SIXTH AMENDMENT TO MORTGAGE LOAN WAREHOUSING AGREEMENT (the "Amendment") is made and dated as of August 28, 2001 by and among FIRST MORTGAGE CORPORATION, a California corporation (the "Company"), the Lenders currently party to the Credit Agreement referred to below, UNITED CALIFORNIA BANK (formerly known as Sanwa Bank California), as collateral agent for the Lenders (in such capacity, the "Collateral Agent"), and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

RECITALS

A. Pursuant to that certain Mortgage Loan Warehousing Agreement dated as of July 22, 1999 among the Company, the Lenders and the Administrative Agent (as amended, extended and replaced from time to time, the "Credit Agreement," and with capitalized terms used herein and not otherwise defined used with the meanings given such terms in the Credit Agreement), the Lenders agreed to extend credit to the Company on the terms and subject to the conditions set forth therein.

B. The parties hereto have agreed to amend the Credit Agreement in certain respects, as set forth more particularly below.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Maturity Date. To reflect the agreement of the parties hereto to extend the term of the credit facility evidenced by the Credit Agreement, effective as of the Effective Date (as defined in Paragraph 11 below), the definition of the term "Maturity Date" set forth in the Glossary is hereby amended by deleting the date "August 30, 2001" set forth therein and inserting in place thereof the date "August 28, 2002."

2. Pricing. To reflect the agreement of the parties hereto to modify certain pricing terms of the credit facility evidenced by the Credit Agreement, effective as of the Effective Date:

(a) A new Paragraph 4(l) is hereby added to the Credit Agreement to read in its entirety as follows:

"4(l) Fees.

(1) The Company shall pay to the Administrative Agent, to be allocated to the Lenders pro rata in accordance with their respective Percentage Shares for the applicable calculation period, quarterly, in advance, with the first such fee payable on August 28, 2001 for the period from August 28, 2001 to and including September 30, 2001 and, thereafter, on the first Business Day of each January, April, July and October, commencing October 1, 2001, and on the Maturity Date, a non-refundable facility fee equal to twenty five percent (25%) (or the pro rata portion of such percentage if the calculation period is less than a full calendar quarter) of (i) the Maximum Aggregate Credit Limit in effect on the payment date therefor, multiplied by (ii) one fifteenth of one percent (0.15%).

(2) To the extent required by the Administrative Agent in its sole and absolute discretion, for each amendment, extension, waiver and/or other modification requested in whole or in part by the Company related to the Credit Agreement or any of the Loan Documents that the Administrative Agent and the Lenders agree to enter into, the Company agrees to pay to the Administrative Agent for the account of the Lenders in accordance with their respective Percentage Shares, a modification fee in the amount of $5,000.00."

(b) The definition of the term "Applicable Effective Fed Funds Rate" set forth in the Glossary is hereby amended to read in its entirety as follows:

"'Applicable Effective Fed Funds Rate' shall mean on any day the Effective Fed Funds Rate on such day plus, (a) with respect to Standard Loans and Swing Line Loans, one and seven-fortieths of one percent (1.175%), and (b) with respect to Gestation Loans, seven-eighths of one percent (0.875%)."

(c) The definition of the term "Eurodollar Spread" set forth in the Glossary is hereby amended to read in its entirety as follows:

"'Eurodollar Spread' shall mean: (a) with respect to Standard Loans, one and one-twentieth of one percent (1.05%), and (b) with respect to Gestation Loans, three-quarters of one percent (0.75%)."

4. Eligible Committed Non-Conforming Mortgage Loans. To reflect the agreement of the parties hereto to modify the definition of the term "Eligible Committed Non-Conforming Mortgage Loan," effective as of the Effective Date:

(a) Subparagraph (f) of the definition of the term "Eligible Committed Non-Conforming Mortgage Loan" set forth in the Glossary is hereby amended by deleting the phrase "fifteen percent (15%)" set forth therein and inserting in place thereof the phrase "twenty percent (20%)."

(b) Subparagraph (h) of the definition of the term "Eligible Committed Non-Conforming Mortgage Loan" set forth in the Glossary is hereby amended by deleting the phrase "fifty percent (50%)" set forth therein and inserting in place thereof the phrase "sixty percent (60%)."

5. Eligible Uncommitted Mortgage Loans. To reflect the agreement of the parties hereto to modify the definition of the term "Eligible Uncommitted Mortgage Loan," effective as of the Effective Date:

(a) Subparagraph (c) of the definition of the term "Eligible Uncommitted Mortgage Loan" set forth in the Glossary is hereby amended by deleting the dollar amount "$4,000,000.00" set forth and therein and inserting in place thereof the phrase "ten percent (10%) of the Aggregate Credit Limit."

(b) Subparagraph (e) of the definition of the term "Eligible Uncommitted Mortgage Loan" set forth in the Glossary is hereby deleted in its entirety and replaced with the phrase "[Intentionally Omitted]."

(c) The definitions of the terms "Hedge Contract" and "Hedge Program" set forth in the Glossary are hereby deleted in their entirety.

(d) Any Event of Default existing prior to the Effective Date arising solely by virtue of the failure of any Eligible Uncommitted Mortgage Loan to have been subject to a Hedge Contract, shall hereby automatically deemed to have been waived by the Lenders.

6. Eligible Committed Non-Agency Mortgage Loans. To reflect the agreement of the parties hereto to modify the definition of the term "Eligible Committed Non-Agency Mortgage Loan," effective as of the Effective Date:

(a) Subparagraph (e) of the definition of "Eligible Committed Non-Agency Mortgage Loan" set forth in the Glossary is hereby amended by deleting the word "and" at the end thereof.

(b) Subparagraph (f) of the definition of "Eligible Committed Non-Agency Mortgage Loan" set forth in the Glossary is hereby amended to read in its entirety as follows:

"(f) The Unit Collateral Value of said Mortgage Loan when added to the Unit Collateral Value of all other Eligible Committed Non-Agency Mortgage Loans included in the Warehouse Borrowing Base does not exceed $10,000,000.00; and"

(c) A new subparagraph (g) is hereby added to the definition of "Eligible Committed Non-Agency Mortgage Loan" set forth in the Glossary to read in its entirety as follows:

"(g) The original principal balance of said Mortgage Loan did not exceed $300,000.00."

7. Eligible Committed HLTV Loans. To reflect the agreement of the parties hereto to modify the definition of the term "Eligible Committed HLTV Loan," effective as of the Effective Date, subparagraph (c) of the definition of the term "Eligible Committed HLTV Loan" set forth in the Glossary is hereby amended in its entirety to read as follows:

"(c) The Unit Collateral Value of said Mortgage Loan when added to the aggregate Unit Collateral Values of all other Eligible Committed HLTV Loans included in the Warehouse Borrowing Base does not exceed $2,000,000.00."

8. Mortgage-Backed Securities. To reflect the agreement of the parties hereto that Eligible Mortgage-Backed Securities will no longer be included in the calculation of the Collateral Value of the Warehouse Borrowing Base and to confirm that Warehouse Related MBS's will continue to be included in the Gestation Loans Borrowing Base, effective as of the Effective Date:

(a) The definition of the term "Collateral Value of the Warehouse Borrowing Base" set forth in the Glossary is hereby amended by deleting the phrase "and Eligible Mortgage-Backed Securities" set forth in the third line thereof.

(b) The definition of the term "Warehouse Borrowing Base" set forth in the Glossary is hereby amended by deleting the phrase "and Eligible Mortgage-Backed Securities" set forth in the second and third lines thereof.

(c) The definition of the term "Eligible Mortgage-Backed Security" set forth in the Glossary is hereby deleted in its entirety.

(d) The definition of the term "Gestation Loans Borrowing Base" set forth in the Glossary is hereby amended in its entirety to read as follows:

"'Gestation Loans Borrowing Base' shall mean at any date all Eligible Gestation Mortgage Loans in which the Collateral Agent holds for the benefit of the Lenders a first priority perfected security interest at such date, including all Eligible Gestation Mortgage Loans supporting Warehouse Related MBS's prior to delivery and settlement of the sale thereof to an Approved Investor."

(e) The definition of the term "Unit Collateral Value" set forth in the Glossary is hereby amended by:

(1) Deleting the phrase "and each Eligible Mortgage-Backed Security" set forth in the second line of the lead-in thereto.

(2) Adding the word "and" at the end of subparagraph (c).

(3) Deleting the semicolon and word "and" at the end of subparagraph (d) and replacing the same with a period.

(4) Deleting subparagraph (e) in its entirety.

(f) The following new definition is hereby added to the Glossary in correct alphabetical order to read in its entirety as follows:

"'Warehouse Related MBS' shall have the meaning given such term in Paragraph 6(b)(2) of the Security Agreement."

(g) The parties hereto acknowledge and agree that all other references to Eligible Mortgage-Backed Securities in the Loan Documents are hereinafter deemed to be deleted.

9. Minimum Net Worth. To reflect the agreement of the parties hereto to increase the Company's minimum net worth requirements, effective as of the Effective Date, Paragraph 10(i) of the Credit Agreement is hereby amended to read in its entirety as follows:

"10(i) Minimum Net Worth Tests. Permit at any date the Company's (1) Adjusted Tangible Net Worth be less than $28,000,000.00, or (2) net worth calculated according to GAAP to be less than $23,000,000.00."

10. Reaffirmation of Loan Documents. The Company hereby affirms and agrees that: (a) other than as expressly set forth herein, the execution and delivery by the Company of and the performance of its obligations under this Amendment shall not in any way amend, impair, invalidate or otherwise affect any of the obligations of the Company or the rights of the Lenders under the Credit Agreement and the other Loan Documents or any other document or instrument made or given by the Company in connection therewith, (b) the term "Obligations" as used in the Loan Documents include, without limitation, the Obligations of the Company under the Credit Agreement as amended hereby, and (c) except as expressly amended hereby, the Loan Documents remain in full force and effect as written.

11. Effective Date. This Amendment shall be effective as of the date (the "Effective Date") that there shall have been delivered to the Administrative Agent:

(a) A copy of this Amendment, duly executed by the parties hereto.

(b) Evidence of payment of the facility fee for the period from August 28, 2001 to September 30, 2001 pursuant to Paragraph 4(l) of the Credit Agreement as amended hereby.

(c) Such corporate resolutions, incumbency certificates and other authorizations from the Company as the Lenders may reasonably request.

12. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

13. Representations and Warranties. The Company hereby represents and warrants to the Lenders, the Administrative Agent and the Collateral Agent as follows:

(a) The Company has the corporate power and authority and the legal right to execute, deliver and perform this Amendment and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment. This Amendment has been duly executed and delivered on behalf of the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) At and as of the date of execution hereof and both prior to and after giving effect to this Amendment: (1) the representations and warranties of the Company contained in the Credit Agreement and the other Loan Documents are accurate and complete in all respects, and (2) there has not occurred an Event of Default or Potential Default (other than any Event of Default expressly waived hereby).

[Signature page following]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

FIRST MORTGAGE CORPORATION

By

Name

Title

BANK OF AMERICA, N.A., as the Administrative Agent and a Lender

By

Name

Title

UNITED CALIFORNIA BANK (formerly known as Sanwa Bank California), as the Collateral Agent and a Lender

By

Name

Title

NATIONAL CITY BANK OF KENTUCKY, as a Lender

By

Name

Title